EXHIBIT 99.2

BeiGene Initiates Two Global Phase 3 Front-Line Clinical Trials of Tislelizumab, in Patients with Gastric Cancer and in Patients with Esophageal Cancer

CAMBRIDGE, Mass., and BEIJING, China, Dec. 17, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that the first patients have been enrolled in two global Phase 3 clinical trials of its investigational anti-PD-1 antibody, tislelizumab. These trials are evaluating tislelizumab combined with chemotherapy as potential first-line treatments in patients with locally advanced unresectable or metastatic gastric or gastroesophageal junction adenocarcinoma, and in patients with unresectable, locally advanced recurrent or metastatic esophageal squamous cell carcinoma (ESCC).

“Available data have shown promise for anti-PD-1 antibodies in patients with advanced gastric or gastroesophageal adenocarcinoma and in patients with advanced esophageal carcinoma. We are looking forward to investigating tislelizumab globally in these Phase 3 trials,” said Amy Peterson, M.D., Chief Medical Officer, Immuno-Oncology, at BeiGene. “Gastric and esophageal cancers are among the most common malignancies in Asia and collectively are responsible for over 800,000 deaths annually in China1 alone. We are hopeful that these global studies of tislelizumab may ultimately lead to improved treatment options for patients diagnosed with these malignancies.”

Global Phase 3 Trial in Advanced Gastric or Gastroesophageal Adenocarcinoma

The global, randomized, double-blind, placebo-controlled Phase 3 trial is designed to enroll 720 patients with locally advanced unresectable or metastatic gastric or gastroesophageal junction adenocarcinoma. Patients will either receive 200 mg of tislelizumab or placebo combined with platinum- and fluoropyrimidine-based chemotherapy, the standard chemotherapy treatment, intravenously once every three weeks.

The co-primary endpoints will be progression-free survival (PFS) and overall survival (OS). Secondary endpoints include overall response rate (ORR), duration of response (DOR) and quality of life (QoL), as well as safety and tolerability.

Global Phase 3 Trial in Advanced ESCC

The global, randomized, double-blind, placebo-controlled Phase 3 trial is designed to enroll 480 patients with unresectable, locally advanced recurrent, or metastatic ESCC. Patients will either receive 200 mg of tislelizumab or placebo combined with platinum- and fluoropyrimidine-based chemotherapy, intravenously once every three weeks.

The co-primary endpoints will be PFS and OS. Secondary endpoints include ORR, DOR, and QoL, as well as safety and tolerability.

For more information about these trials, patients and physicians should email BeiGene at clinicaltrials@beigene.com.

About Tislelizumab
Tislelizumab (BGB-A317) is an investigational humanized IgG4 anti–PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells.

Discovered by BeiGene scientists, tislelizumab is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. The new drug application (NDA) for tislelizumab in China for patients with R/R cHL has been accepted by the China National Medical Products Administration (NMPA, formerly known as CFDA) and granted priority review status. BeiGene and Celgene Corporation have a global strategic collaboration for the development of tislelizumab in solid tumors in the United States, Europe, Japan, and the rest of world outside Asia.

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,700 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.2

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to tislelizumab.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Craig West	Liza Heapes
+1 857-302-5189	+ 1 857-302-5663
ir@beigene.com	media@beigene.com

1 Chen, W. e. (2016). Cancer statistics in China, 2015. CA Cancer J Clin, 66(2), 115-32.

2 ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.